SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                     |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|_|     Preliminary Proxy Statement
|_|     Confidential, for Use of the Commission only (as permitted by
         Rule 14a-6(e)(2))
|X|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            IPSWICH BANCSHARES, INC.
              ----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
               ---------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount Previously Paid:

          2)   Form, Schedule or Registration Statement no.:

          3)   Filing Party:

          4)   Date Filed:


                                    * * * * *

                                                                March 28, 2001




Dear Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders of Ipswich Bancshares, Inc., to be held on Wednesday, April 25, 2001 at 4:00 p.m., local time, at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts.

     At the Annual Meeting you will be asked to consider and vote upon the election of two directors to the Board of Directors of the Company.

     The Board of Directors has fixed the close of business on Monday, March 5, 2001 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

     The officers and directors look forward to greeting you personally at the Annual Meeting. However, whether or not you plan to attend personally and regardless of the number of shares you own, it is important that your shares be represented.

     YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE.


                                          Very truly yours,

                                          /s/ David L. Grey

                                          David L. Grey
                                          President and Chief Executive Officer

                            IPSWICH BANCSHARES, INC.
                                23 Market Street
                          Ipswich, Massachusetts 01938
                                 (978) 356-7777

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on April 25, 2001

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ipswich Bancshares, Inc. (the "Company") will be held on Wednesday, April 25, 2001 at 4:00 p.m., local time, at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts, for the following purposes:

     1.   To elect two Directors of the Company.

     2. To transact such other business as may properly come before the meeting and any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on Monday, March 5, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof.


                                      By Order of the Board of Directors

                                             /s/ Mariell Lyons

                                            Mariell Lyons, Clerk


Ipswich, Massachusetts
March 28, 2001


     Whether or not you plan to attend the Annual Meeting in person, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

                            IPSWICH BANCSHARES, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                     To be held on Wednesday, April 25, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ipswich Bancshares, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Ipswich Country Club, 148 Country Club Way, Ipswich, Massachusetts, on Wednesday, April 25, 2001 at 4:00 p.m., local time, and at any adjournments thereof.

               VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Record Date

     This Proxy Statement and the accompanying Notice and Proxy are first being mailed to stockholders of the Company on or about March 28, 2001 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on Monday, March 5, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof (the "Record Date"). As of the Record Date, there were 2,038,902 shares of common stock, par value $.10 per share (the "Common Stock"), issued, outstanding, and entitled to vote at the Annual Meeting. The holders of the Common Stock outstanding at the close of business on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted to the Annual Meeting or any adjournments thereof.

Quorum; Stockholder Vote Required

     The presence, in person or by proxy, of at least a majority in interest of all Common Stock issued, outstanding, and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares present and voting is necessary to elect each director.

     Votes withheld from any nominee and abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers have discretionary voting power with respect to the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Votes will be tabulated by Francis Kenney, Senior Vice President, Chief Financial Officer and Treasurer of the Company. The vote on each matter submitted to stockholders will be tabulated separately.

Proxies

     Stockholders of the Company are requested to complete, date, sign, and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted FOR the election as directors of the two persons identified in this Proxy Statement.

     Any properly completed proxy may be revoked at any time before the commencement of voting on any matter at the Annual Meeting or any adjournment thereof by giving written notice of revocation to the Clerk of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                ANNUAL REPORT TO STOCKHOLDERS; OTHER INFORMATION

     The Company's Annual Report to Stockholders, including the audited consolidated balance sheets of the Company as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, accompanies this Proxy Statement. The Company's Annual Report to
Stockholders includes the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (excluding exhibits), as filed with the SEC.

                                     GENERAL

Ipswich Bancshares, Inc. is the holding company for Ipswich Savings Bank (the "Bank").

                              ELECTION OF DIRECTORS

     The Company is governed by a Board of Directors, currently consisting of seven members. The Board is divided into three classes, as nearly equal in number as possible, with the directors in each class generally serving a term of three years and until their successors are elected and qualified. As the term of one class expires, a successor class is elected by the stockholders at the annual meeting for that year. In addition, up to two directors may be elected by vote of a majority of directors then in office.

     The Board of Directors acts as a nominating committee for the selection of nominees for election as directors. The Board has nominated Thomas A. Ellsworth and William J. Tinti to serve as directors for a three-year term. Messrs. Ellsworth and Tinti currently serve as directors of the Company.

     Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of the two nominees, to hold office until the 2004 annual meeting of stockholders or special meeting in lieu thereof and until their respective successors are elected and qualified. If the proxy withholds authority to vote for one or more nominees for director, the stockholder's instructions will be followed.

     The Company has no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE TWO NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Information Regarding Directors and Nominees

     The following table sets forth certain information (as of March 28, 2001) regarding the current directors of the Company and the nominees for director.

             Name            Age      Director Since*     Expiration of Term
             ----            ---      --------------      ------------------
   William M. Craft          59           1992                   2003
** Thomas A. Ellsworth       62           1992                   2001
   William E. George         68           1991                   2002
   David L. Grey             47           1989                   2003
   John H. Morrow            68           1990                   2003
   Lawrence J. Pszenny       57           1991                   2002
** William J. Tinti          61           1998                   2001

---------
* Includes service as a trustee of the Bank prior to its conversion from the mutual to stock form of ownership on May 25, 1993 (the "Conversion") and as a director of the Bank from the date of the Conversion to the establishment of the Company as the holding company of the Bank on July 1, 1999. All directors of the Company are also directors of the Bank.

** Nominees

     The principal occupation of each director and nominee for director for at least the past five years is set forth below.

     William M. Craft is Senior Partner at the Eaton Cummings Group, a strategic planning and management consulting group. From 1973 until 1998, Dr. Craft was associated with Bunker Hill Community College (Boston, Massachusetts), where he served as the Vice President for Planning and Development from 1990 until 1998. Dr. Craft has been a member of the Town of Ipswich Finance Committee since 1976 and served as Chairman from 1986 to 1992. Since April 1996, Dr. Craft has served as a consultant to the American Management Association. He is also a former director of the Ipswich Historical Society.

     Thomas A. Ellsworth was with ITT Sheraton Corporation (Boston, Massachusetts) from 1965 until 1992, serving from 1980 as Senior Vice President and Director of Real Estate. Currently he is a principal of PKF Hospitality Investments (Essex, Massachusetts), a consulting and brokerage firm specializing in hotels and resort real estate. He serves on the Chairman's Committee of the Trustees of Reservations and the Board of Directors of the Essex County Greenbelt and is a Trustee of the Massachusetts Land Conservation Trust.

     William E. George held executive sales and marketing positions throughout his 37-year career in the metal distribution industry. The most extensive part of this service was with the Zurbach Steel Corp. (Salem, New Hampshire), where he served as President and a member of the Board of Directors from 1985 until 1987, when the company was sold. He then served in an advisory and sales capacity both for Zurbach Steel and later for Edgcomb Metals (Nashua, New Hampshire) until his retirement in 1992. Mr. George has been and continues to be involved in many civic activities, both public and private. In 1997, he chose not to run for re-election and retired from the Ipswich Board of Selectmen after 15 years of service, including three years as Chairman of the Board.

     David L. Grey has served as President and Chief Executive Officer of the Company since its formation on February 12, 1999 and of the Bank since November 1989. He joined the Bank as Executive Vice President and Chief Financial Officer in April 1986 and held that position until elected to his current positions. Previously, Mr. Grey had been employed at First Colonial Bank (Lynn, Massachusetts) from 1982 until 1986, where he served as Vice President, Treasurer and Chief Financial Officer from 1984 to 1986. Mr. Grey is a Corporator with the Boy's Club (Lynn, Massachusetts) and President of the Ipswich Savings Bank Educational Foundation.

     John H. Morrow has been Vice President of Hastings-Tapley Insurance Agency (Cambridge, Massachusetts) since 1984. Mr. Morrow is a past President of the Rotary Club of Ipswich, and has participated in many community activities throughout his career.

     Lawrence J. Pszenny has been the Senior Vice President - Finance for Bickford's Family Restaurants (Boston, Massachusetts) since April 1993. Prior to that date, he was Vice President - Finance and Treasurer since 1976. Prior to 1976, Mr. Pszenny practiced as a Certified Public Accountant. Mr. Pszenny's civic and community activities include President, Board of Trustees, Stephen Caldwell Memorial Convalescent Home; Secretary, Board of Trustees, Friends of Caldwell Nursing Home; member, Board of Trustees, Ipswich Public Library; and former member and Chairman, Town of Ipswich Finance Committee. He was also a member of the Town of Ipswich Board of Selectmen from 1979 through 1987.

     William J. Tinti has been President of the law firm of Tinti, Quinn, Grover & Frey P.C. (Salem, Massachusetts) since 1982. Prior to that date, Mr. Tinti served as a legislative assistant to Congressman Michael J. Harrington; served as City Solicitor of the City of Salem for nine years; and served as Commissioner of the Massachusetts Historical Commission for six years. Mr. Tinti's civic activities include service on the Board of Overseers of the Peabody-Essex Museum; as Clerk of the Essex National Heritage Commission, Inc.; as Vice President of the Brookhouse Home; on the Executive Committee and Board of Directors of the Salem Partnership; on the Board of Trustees of the North Shore Music Theatre; as Co-Chairman of the North of Boston Regional Center at Salem State College; and on the Steering Committee for North Shore Transportation Corridor Major Investment Study.

Committees and Meetings of the Board of Directors

     The business of the Board of Directors of the Company is conducted through regular meetings as well as through committees. The Board of Directors of the Company met ten times and the Board of Directors of the Bank met 14 times during 2000. Each incumbent director attended at least 75% of all meetings of the Company's Board and of the Bank's Board and any committees of the Board of which he was a member. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Strategic Planning Committee and an Asset/Liability Management Committee. Each of these committees also serves as a committee of the Bank. The Board of Directors acts as the Company's nominating committee. Set forth below is a description of the committees of the Board.

     The Executive Committee exercises general control and supervision of all matters pertaining to the Company, subject to the direction of the Board of Directors. The Executive Committee, which meets a minimum of twice each month, consists of directors Pszenny (Chairman), Grey and George. The Executive Committee met 24 times during 2000.

     The  Audit  Committee  reviews  internal   financial  reports  prepared  by
management and financial and auditing reports of the independent auditor. This committee consists of directors Morrow

(Chairman), Ellsworth and Pszenny. This committee meets a minimum of four times per year. The Audit Committee met four times during 2000.

     The Compensation Committee reviews compensation issues and also administers the Company's stock option plans and recommends the granting of stock options and other awards to persons eligible thereunder. The committee consists of directors Pszenny (Chairman), Grey, Morrow and George. This committee met twice during 2000.

     The Strategic Planning Committee reviews the strategic direction of the Company, analyzing entry into business lines and branch locations. The committee assesses the financial impact of strategic decisions and reviews the impact in the capital markets. The committee consists of directors Craft (Chairman), Grey, Pszenny and George and Francis Kenney, Senior Vice President, Treasurer and Chief Financial Officer of the Company, and Thomas R. Girard, Senior Vice President/Mortgage Originations of the Bank. It met four times in 2000.

     The Asset/Liability Management Committee directs the overall acquisition and use of the Company's funds, with the goal of maximizing net interest margins while maintaining reasonable levels of risk. The committee's members are directors Grey and Craft and Messrs. Kenney (Chairman) and Girard. This committee met four times during 2000.

     The Board of Directors of the Company nominates candidates for election as Directors. In accordance with the Company's By-laws, the Board will consider nominees recommended by a stockholder of the Company, provided that the stockholder notifies the Clerk of the Company of the proposed nominee in writing, setting forth certain required information regarding the nominee. Such notification must be made in a timely manner, as set forth in the By-laws. To be timely, such notice must be received by the Company not less than 60 nor more than 150 days prior to the scheduled date of the annual meeting of stockholders, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, within 10 days of public disclosure of the date of the annual meeting. The Board may reject any stockholder nomination that is not timely made or does not otherwise satisfy the requirements of the Company's By-laws.

Compensation of Directors

     Each director receives a retainer of $2,400 per year, payable monthly, and $300 for each Board meeting attended. Directors do not receive additional fees for attendance at meetings of the Company's Board that are held immediately prior to or after a Bank Board meeting. The Executive Committee meets a minimum of twice each month and each member receives a retainer of $11,000 per year (in the case of the Chairman, $13,750), payable monthly, and $375 for each meeting attended. Members of the Audit, Compensation, Strategic Planning and Asset/Liability Management Committees receive $350 for each meeting attended. The Company has a deferred compensation plan pursuant to which directors may defer all or a portion of the fees that they receive as committee or Board members. Directors who are employees of the Company or the Bank do not receive compensation for their services as directors.

     On January 24, 2001, the Company granted options to directors at an exercise price equal to the fair market value of the Common Stock on the date of grant, to replace an equal number of previously granted options that were cancelled by the Company on July 21, 2000.

                                   MANAGEMENT

Executive Officers

     The names, ages (as of March 28, 2001) and business experience during at least the last five years of each of the executive officers of the Company and the Bank is set forth below.

     David L. Grey, age 47, is President and Chief Executive Officer and a director of both the Company and the Bank. For biographical information concerning Mr. Grey, see "Election of Directors - Information Regarding Directors and Nominees" above.

     Michael Allard, age 39, has held the position of Senior Vice President of the Bank since December 2000. He joined the Bank in April of 2000 as Vice President of Sales and Marketing. Prior to joining the Bank, Mr. Allard was Director of Retail Marketing/North Shore at U.S. Trust. Mr. Allard is a member of the Ipswich Business Association.

     Mark E. Foley, age 46, has held the position of Senior Vice President of Commercial Lending of the Bank since December 2000. He joined the Bank in August of 2000 as Vice President and Senior Commercial Lender. Prior to joining the Bank, Mr. Foley served as Vice President and regional commercial lender of Maine Bank & Trust Company from 1998 to 2000. Prior to that time, he was Vice President/Small Business Specialist with KeyBank National Association (successor to Casco Northern Bank) from 1992 to 1998. Mr. Foley serves on the Board of the Ipswich Partnership.

     Thomas R. Girard, age 39, has been Senior Vice President/Mortgage Originations of the Bank since November 1997. He served as Vice President/Mortgage Originations of the Bank from January 1993 to October 1997 and as Special Assets Manager from January 1991 to December 1992. Mr. Girard currently serves as a director of the North Andover Educational Foundation.

     Francis Kenney, age 42, has held the positions of Senior Vice President, Chief Financial Officer and Treasurer of the Company since its formation on February 12, 1999. He has been Senior Vice President and Chief Financial Officer of the Bank since February 1995 and Treasurer since December 1994. Prior to the latter date, he served as Assistant Vice President and Controller from November 1993 to November 1994. Mr. Kenney is a member of the Boston Chapter of the Institute of Management Accountants. Mr. Kenney currently serves as a director of the Ipswich Savings Bank Educational Foundation.

     All executive officers hold office until the first meeting of the Board of Directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless, with respect to executive officers other than the President and Treasurer, a shorter term is specified in the vote appointing them.

Executive Compensation

     Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company and the Bank with respect to the Chief Executive Officer and the Company's and the Bank's most highly compensated officers other than the Chief Executive Officer who served as officers at the end of fiscal 2000 and whose annual compensation exceeded $100,000 for fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term             All Other
                                                 Annual Compensation                    Compensation        Compensation (1)
                                     ---------------------------------------------  ---------------------  -------------------
Name and                                                        Other Annual             Securities
Principal Position           Year         Salary   Bonus (2)   Compensation (3)      Underlying Options
------------------           ----         ------   -----       ------------          ------------------
David L. Grey                2000    $ 230,000    $  67,620          --                        --              $  71,564
     President and Chief     1999      212,000       84,000          --                    50,000                 71,564
     Executive Officer       1998      200,000       80,000          --                        --                 69,614
     of the Company
     and the Bank

Thomas R. Girard             2000      254,165(4)        --          --                        --                  5,000
     Senior Vice             1999      242,344(4)     5,500          --                    10,000                  5,000
     President of the        1998      300,357(4)     1,500          --                        --                  3,804
     Bank

Francis Kenney               2000        95,000      13,965          --                        --                 12,956
     Senior Vice             1999        86,500      17,300          --                    10,000                  3,075
     President, Chief        1998        80,000      16,000                                    --                  2,790
     Financial Officer
     and Treasurer of
     the Company and
     the Bank

-------------
(1) For Mr. Grey in 2000, includes premium on a variable life insurance policy on Mr. Grey's life in the amount of $60,000 (see description under "Retirement Benefit"), payment of life insurance premiums in the amount of $1,680, the Bank's contribution to Mr. Grey's 401(k) retirement plan in the amount of $5,000 and payment of supplemental disability insurance premiums in the amount of $4,884. For Mr. Girard in 2000, represents the Bank's contribution to his 401(k) retirement plan. For Mr. Kenney in 2000, includes premium on a variable life insurance policy on Mr. Kenney's life in the amount of $10,000 and the Bank's contribution to Mr. Kenney's 401(k) retirement plan in the amount of $2,956. The Bank purchased the life insurance policy in anticipation of the Board's consideration and approval of a split dollar agreement that would provide a benefit to Mr. Kenney's beneficiary in the event of his death. The Board is expected to consider the split dollar agreement at its March 28 Board meeting.

(2) Bonuses reported for 1998 were earned in the year reported, but paid in the following year. The bonus reported for Mr. Girard in 1999 includes $4,000 earned in 1998 but paid in 1999.

(3)  Omitted since amounts are below the threshold required to be disclosed.

(4) Represents an annual base salary of $30,000 and $12,000 in 2000 and 1999, respectively, and commissions paid to Mr. Girard based on his own loan originations and the originations of the Bank's mortgage sales force.

     Option Grants. No options were granted to the executive officers named in the Summary Compensation Table in 2000. However, as shown in the table set forth below under the caption "Ten-Year Option/SAR Repricing" and as described under the caption "Compensation Committee Report --

Report on Repricing of Options," on July 19, 2000, the Company agreed to grant options to the executive officers named in the Summary Compensation Table at an exercise price equal to the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of Mr. Grey, who owns in excess of 10% of the Company's Common Stock). The grant was conditioned upon the executive officers' entering into an agreement no later than July 21, 2000 to cancel the same number of previously granted options. Each such officer entered into such an agreement and the options were re-granted on January 24, 2001.

     Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 2000 and stock options held as of December 31, 2000 by the executive officers named in the Summary Compensation Table:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                          Value of Unexercised
                               Shares                     Number of Unexercised           In-the-Money Options
                              Acquired                 Options at Fiscal Year-End         at Fiscal Year-End(1)
                                 on         Value     ----------------------------    -----------------------------
Name                          Exercise     Realized   Exercisable    Unexercisable    Exercisable     Unexercisable
----                          --------     --------   -----------    -------------    -----------     -------------
David L. Grey                     0           0          70,000              0        $   67,500           --
Thomas R. Girard                  0           0           7,126          5,000            10,835           --
Francis Kenney                    0           0          11,000          5,000            20,250           --

--------------
(1) Value is based on the last sales price of Common Stock ($9.125) on December 31, 2000 as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

                        TEN-YEAR OPTION/SAR REPRICING (1)

                                                                                                              Length of
                                             Number of          Market         Exercise                        Original
                                             Securities        Value at        Price at                      Option Term
                                             Underlying        Time of         Time of                        Remaining
                                            Options/SARs      Repricing       Repricing         New           at Date of
                                            Repriced or           or              or         Exercise        Repricing or
Name                          Date            Amended         Amendment       Amendment        Price          Amendment
----                          ----         -------------      ---------       ---------     -----------      ----------
David L. Grey           January 24, 2001       30,000           9.625           12.50         10.5875    6 years, 10 months
Thomas R. Girard        January 24, 2001        5,000           9.625           12.50           9.625    6 years, 10 months
Francis Kenney          January 24, 2001        5,000           9.625           12.50           9.625    6 years, 10 months

-------------
(1) See discussion under captions "Option Grants" and "Compensation Committee Report -- Report on Repricing of Options."

Compensation Committee Report

     Set forth below is a report that reflects the work of the Compensation Committee, a committee comprised of members of the Board of Directors of the Company. The Company's Executive Compensation Program and its stock option plans are administered by the Committee, which is composed of David L. Grey, Lawrence
J. Pszenny (Chairman), John H. Morrow and William E. George.

Executive Compensation Philosophy

     The Committee's philosophy of executive compensation is (i) to provide competitive levels of compensation that integrate pay with the individual executive's performance and the Company's annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business initiatives and reward them for their achievement; (iii) to provide compensation opportunities and benefits which are comparable to those offered by other financial institutions, thus allowing the Company to compete for and retain talented executives, who are critical to the Company's long-term success; and
(iv) to align the interests of key executives with the long-term interests of shareholders in the enhancement of shareholder value through stock option awards that can result in the ownership of Common Stock.

     At present,  compensation  of the Company's  Chief  Executive  Officer (Mr.
Grey) and its other executive officers (other than Mr. Girard) is composed of the following elements: annual base salary, annual performance incentives in the form of cash bonuses and long-term performance incentives in the form of stock option awards under the Company's stock option plans. Compensation of the Senior Vice President/Originations (Mr. Girard) is composed of a small annual base salary and commissions on his own originations and the originations of the Bank's mortgage sales force. This executive is also eligible for annual performance incentives in the form of cash bonuses and long-term performance incentives such as stock option awards.

     Each year the Committee reviews the performance of the Chief Executive Officer and each other executive officer in light of the individual's and the Company's overall performance. The specific measure of corporate performance that was evaluated by the Committee in making compensation awards for fiscal 2000 for Messrs. Grey and Kenney was the Company's return on stockholders' equity as measured against all publicly held Massachusetts thrifts, including thrifts held in the holding company form of organization (75% of Mr. Grey's cash bonus and 50% of Mr. Kenney's cash bonus is dependent on this measure). Payment of the remaining amount of the bonus is measured against written performance objectives established by the Committee for each individual officer at the beginning of each year. Mr. Girard's bonus is based on meeting certain market share goals for mortgage originations in Essex County.

Annual Salaries

     The annual base salaries for executives are intended to be competitive with other Massachusetts financial institutions. The Committee reviews management's recommendations regarding annual salary, annual bonuses, and other benefits and incentives as part of its overall planning. With respect to salaries and awards for executive officers, the Committee also consults with the Chief Executive Officer.

Incentive Programs

     The Company's incentive compensation programs combine short-term incentives in the form of cash bonuses and stock-based long-term incentives in the form of awards of stock options. Annual bonuses are intended to recognize and reward individual contributions. Stock options align the interests of executives and shareholders by providing value to the executive when the Company's stock price increases. Thus, stock option grants provide an incentive for the executive to manage the Company from the perspective of an owner with an equity stake in the business. Stock options are intended to reward officers for long-term appreciation in the value of the Company's stock. Individual stock option awards are primarily based upon the recipient's individual performance.

Compensation of the Chief Executive Officer

     Mr. Grey's compensation for fiscal year 2000 consisted of his annual base salary and a cash bonus. Seventy-five percent of Mr. Grey's cash bonus was based on the Company's return on equity as measured against all other publicly-held Massachusetts thrifts (including those held in the holding company form of organization). Mr. Grey's overall compensation was also compared to that of the chief executive officers of similarly sized institutions.

     The Committee received assistance in formulating Mr. Grey's compensation plan by an outside compensation consultant. Based upon a review of compensation at numerous peer institutions and a recommendation by the Company's compensation consultant, it was determined that it was appropriate that Mr. Grey continue to be provided with supplemental pension benefits to help replace the defined pension plan that was terminated during 1991 in order to further the recapitalization of the Bank.

Compensation of Other Executive Officers

     The 2000 compensation of the Company's and the Bank's other executive officers was based upon the achievement of both the Company and individual performance goals. As Senior Vice President, Chief Financial Officer and Treasurer, Mr. Kenney's compensation was based on overall management of the financial function at the Company, including management of the Company's interest rate risk. Senior Vice President Girard's compensation was based upon the origination of residential mortgage loans and management of the Bank's mortgage loan sales force.

Report on Repricing of Options.

     On July 19, 2000, based on the recommendation of the Compensation Committee, the Board of Directors agreed to grant options to the executive officers named in the Summary Compensation Table (as well as to certain other employees, officers and Directors) at an exercise price equal to the fair market value of the Common Stock (110% in the case of Mr. Grey, who owns in excess of 10% of the Company's Common Stock) on the date of grant. The grant was conditioned upon the executive officers' entering into an agreement no later than July 21, 2000 to cancel the same number of previously granted options which, on the date of cancellation, had an exercise price in excess of the fair market value of the Company's Common Stock. Each such officer entered into such an agreement and the Board of Directors approved the re-grant of options on January 24, 2001. The Compensation Committee and the Board determined that the cancellation and re-grant would provide a continuing incentive for employees, including executive officers, to provide service to the Company.

         Compensation Committee:    Lawrence J. Pszenny, Chairman
                                    David L. Grey
                                    John H. Morrow
                                    William E. George

Compensation Committee Interlocks and Insider Participation

     William E. George, David L. Grey, John H. Morrow and Lawrence J. Pszenny served as members of the Company's Compensation Committee during 2000. Messrs. George and Pszenny have no relationships with the Company other than their relationship to the Company as Directors entitled to the receipt of standard compensation as Directors and members of certain committees of the Board and their relationship to the Company as stockholders. Mr. Morrow is a Vice President of an insurance agency through with the Company purchases some of its insurance. See discussion under caption "Certain Transactions with Management and Others." Mr. Grey is the President and Chief Executive Officer of the Company and the Bank. He does not participate in deliberations involving his own compensation, including the grant of options and other benefits. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on the board of directors or on that entity's compensation committee.

Audit Committee Report

     The Audit Committee's general role is to assist the Board of Directors in fulfilling its responsibility of reviewing the Company's financial reporting process. The Audit Committee is governed by a charter which specifies, among other things, the scope of its responsibilities and how those responsibilities are performed. A copy of the charter is included in this Proxy Statement as Appendix A. The Audit Committee members are "independent" as defined by NASDAQ, the listing standard applicable to the Company.

     In the performance of its obligations, the Audit Committee has reviewed and discussed the audited financial statements with management and its independent auditors, Baker Newman & Noyes LLC, and discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit
Committee received from the auditors disclosures regarding the auditors' independence required by Independence Standard No. 1, "Independence Discussions with Audit Committees," and discussed with Baker Newman & Noyes LLC its independence.

     Based on the above-mentioned review and discussions, the Audit Committee recommended to the Company's Board of Directors that the audited financial be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the SEC.

         Audit Committee:    John H. Morrow, Chairman
                             Thomas A. Ellsworth
                             Lawrence J. Pszenny

Performance Graph

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index (the S&P 500) and a published industry index (the SNL Securities Thrift Index) for each of the most recent five fiscal years. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 1, 1996. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect three-month end dates and do not reflect fluctuations between those dates.

                        [PERFORMANCE GRAPH APPEARS HERE]

Employment and Severance Agreements with Named Executive Officers

     On June 18, 1997, the Bank entered into a new employment agreement with David L. Grey, which amended and restated his previous employment and severance agreement with the Bank dated November 13, 1989, as amended September 23, 1992. The agreement was amended and restated as of June 17, 1998 to make certain minor changes and again on May 18, 1999, to reflect the formation of the Company as the holding company of the Bank, among other things. The initial term of the agreement is three years, with the term automatically extended by one day for each day that Mr. Grey is employed by the Company and the Bank. The agreement provides for an annual base salary that was initially set at $145,000, but is subject to increase from time to time (which increased amount becomes a floor below which Mr. Grey's annual base salary may not fall during the term of the agreement), and certain other benefits, including an automobile allowance and payment of the annual premiums on certain life insurance and supplemental disability insurance policies ("Additional Benefits"). If Mr. Grey terminates his employment for Good Reason (as defined below) or if the Company or the Bank terminates his employment without cause, Mr. Grey will be entitled to a severance benefit equal to three times the sum of (i) Mr. Grey's then current annual base salary, (ii) the highest annual bonus paid to him during the three fiscal years preceding the termination of employment, and (iii) the highest annual payments that the Bank made to Mr. Grey for Additional Benefits during the three fiscal years preceding the termination of employment. As of November 13, 2000, Mr. Grey's annual base salary is $239,200.

     "Good Reason" is defined in Mr. Grey's employment agreement to include failure of the Boards of Directors of the Company and the Bank to elect Mr. Grey to the office of President and Chief Executive Officer of the Company and the Bank, respectively, diminution of Mr. Grey's annual base salary, a significant change in the nature or scope of Mr. Grey's responsibilities or an uncured breach by the Bank of any of the provisions of the agreement. It also includes the following events if they occur within two years following a change in control (as defined in the agreement): failure by the Bank to continue to provide Mr. Grey with benefits substantially similar to those available to him prior to the change in control; a reasonable determination by Mr. Grey that, as a result of a change in control, he is unable to exercise the responsibilities exercised by him immediately prior to the change in control or that his working conditions have significantly worsened; or the failure of the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement.

     The Bank entered into a severance agreement with Thomas R. Girard on June 18, 1997, which was amended and restated on May 18, 1999, to reflect the formation of the Company as the holding company of the Bank, among other things. The agreement provides that if, within three months following a change in control (as defined in the agreement), (I) Mr. Girard terminates his employment following a reduction in his commission schedule (other than a reduction based on the Bank's financial performance) or (ii) Mr. Girard's employment is terminated by the Bank without "cause", Mr. Girard would be entitled to receive a lump-sum payment equal to the lesser of his compensation during the fiscal year preceding the date of termination of his employment or $150,000.

     The Bank entered into an employment agreement with Francis Kenney on June 18, 1997, which was amended and restated on June 17, 1998 and again on May 18, 1999, to reflect the formation of the Company as the holding company of the Bank, among other things. The initial term of the agreement is 18 months, with the term automatically extended by one day for each day that Mr. Kenney is employed by the Company and the Bank. The agreement provides for an annual base salary that was initially set at $65,000, but is subject to increase from time to time (which increased amount becomes a floor below which Mr. Kenney's annual base salary may not fall during the term of the agreement), and certain other benefits in effect for other senior executive officers. If Mr. Kenney terminates his employment for Good Reason or if the Company or the Bank terminates his employment without cause, Mr. Kenney will be entitled to a severance benefit equal to 150% of the sum of (i) the annual bonus paid to him during the fiscal year preceding the termination of employment and (ii) Mr. Kenney's then current annual base salary. Good Reason has substantially the same meaning in Mr. Kenney's agreement as in Mr. Grey's. As of January 1, 2001, Mr. Kenney's annual base salary is $98,600.

Retirement Benefit

     The Bank has entered into a Split Dollar Agreement (the "Agreement") with David L. Grey and has established a related insurance trust (the "Trust") for the purpose of providing a retirement benefit to Mr. Grey. The Agreement was entered into in light of the Bank's discontinuance of its qualified pension plan as part of its recapitalization efforts in 1991. Pursuant to the Agreement, the Bank has purchased a variable life insurance policy on the life of Mr. Grey, with Mr. Grey as the owner and the beneficiary (the "Policy"). The Agreement generally provides that the Bank will contribute $60,000 to the Trust each year until 2020, an amount necessary to permit the Trust to pay the premiums due under the Policy.

     Although Mr. Grey is the owner of the Policy, the Trust has the right to receive reimbursement, under certain circumstances, of all or a portion of the premiums paid under the Policy, or, if less, the cash surrender value of the Policy (the "Premium Reimbursement"). Mr. Grey has granted to the Trust a collateral assignment in the Policy for purposes of such reimbursement. The circumstances under which the Trust would be entitled to receive all of the Premium Reimbursement include (i) termination of Mr. Grey's employment for "cause"; and (ii) appointment of a conservator or a receiver for the Bank. "Cause" is defined to include termination only as a result of Mr. Grey's deliberate dishonesty with respect to the Bank that results in his conviction of a crime. The Trust is obligated to pay over to the Bank any Premium Reimbursement amounts it receives.

     In the event of termination of Mr. Grey's employment upon retirement or for any other reason except for "cause," the Bank's obligation to pay premiums shall cease, and the Trust is required to release the collateral assignment to Mr. Grey (subject to the Trust's right, if any, to receive a Premium Reimbursement payment as described above). Following such release, Mr. Grey will own the Policy free of any lien or encumbrance. In the event of Mr. Grey's death, his beneficiaries would be entitled to receive a death benefit under the Policy of approximately $1,500,000, subject to the Trust's right to receive the portion of the Premium Reimbursement, if any, that it would otherwise be entitled to receive.

Retirement Plan

     The Bank maintains a 401(k) retirement plan with the Savings Bank Employees Retirement Association of Massachusetts. Any employee of the Bank who has attained the age of 21 and has worked for the Bank for ninety continuous days may join the plan. A participant may contribute up to 15% of salary, subject to an annual dollar limitation which is adjusted yearly. Contributions by highly compensated employees as defined under the plan are subject to other limits under Federal law. The Bank will match 50% of any participant's contribution to a maximum of 3% of such participant's salary after one continuous year of service.

                 CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of the directors and principal officers of the Company and the Bank, as well as members of their immediate families and companies, organizations, trusts and other entities with which they are associated are, or during 2000 were, customers of the Bank in the ordinary course of business or had loans outstanding from the Bank during 2000, including loans of $60,000 or more. It is anticipated that such persons and their associates will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as prevailed at the same time for comparable transactions with unaffiliated persons and, when required by law, were approved by the Board of Directors prior to closing. All loans to directors, executive officers or their associates at December 31, 2000 have performed in accordance with their original terms.

     The Bank employs the law firm of Tinti, Quinn, Grover & Frey P.C. for real estate conveyancing and other legal work. William Tinti, a director of the Company and the Bank, is President of the law firm. Mr. Tinti has estimated that, in 2000, the firm received legal fees of approximately $152,665 in connection with legal work it handled for the Bank, including fees paid directly by the Bank and fees paid by borrowers in connection with real estate closings.

     The Company purchases some of its insurance through Hastings Tapley Insurance Agency, of which John Morrow, a director of the Company, is a Vice President. The Company paid approximately $61,192 to the insurance agency in 2000 for insurance premiums for a three-year period.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 5, 2001 regarding (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and each nominee for director,
(iii) the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

                                              Amount and Nature      Percent
                                                Of Beneficial          of
Name and Address                                Ownership (1)         Class
----------------                              -----------------      -------

David L. Grey                                   357,419  (2)          16.7%
    c/o Ipswich Savings Bank
    23 Market Street
    Ipswich, Massachusetts 01938

Polaris Capital Management, Inc.                126,500  (3)            6.2
    125 Summer Street
    Boston, Massachusetts 02110

William M. Craft                                 29,825  (4)            1.5
Thomas A. Ellsworth                               8,000  (5)            0.4
William E. George                                65,300  (6)            3.2
Thomas R. Girard                                 16,460  (7)            0.8
Francis Kenney                                   29,482  (8)            1.4
John H. Morrow                                    7,720  (10)           0.4
Lawrence J. Pszenny                              72,500  (11)           3.5
William J. Tinti                                 30,000  (12)           1.5

All executive offers and                        617,624  (13)         27.8
    directors as a group (11 persons)

-------------------
(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he has or shares voting power or investment power with respect to such shares, or has the right to acquire beneficial ownership of such shares at any time within 60 days of the date of this table.

(2) Includes 34,538 shares held by Mr. Grey's IRA, 125,808 shares held jointly with his wife, 50,740 shares held by his wife, 24,881 shares held by his wife in her IRA, 1,350 shares held by his wife as custodian for their two daughters, 20,102 shares held in his 401(k) retirement plan, and 100,000 shares subject to currently exercisable options.

(3) The Company has received a Schedule 13G, dated March 4, 1999, which states that Polaris Capital Management, Inc., a registered investment adviser, beneficially owns 142,500 shares of Common Stock in its capacity as investment advisor to certain institutional and individual investors who have purchased the shares. The Schedule 13G states that Polaris Capital Management, Inc. has sole voting and dispositive power over these shares. The Company has been advised that Polaris Capital sold 16,000 shares of Common Stock on January 24, 2001.

(4) Includes 10,325 shares held by Dr. Craft's IRA, 8,500 shares owned jointly with his wife, and 2,000 shares held jointly with each of two sons (4,000 shares total) and 7,000 shares subject to currently exercisable options.

(5) Includes 7,000 shares subject to currently exercisable options. Does not include 2,149 stock units allocated to Mr. Ellsworth's account pursuant to the Company's deferred compensation plan for directors.

(6) Includes 50,000 shares held by Mr. George's IRA, 300 shares owned by his wife and 15,000 shares subject to currently exercisable options.

(7) Includes 5,000 shares owned jointly by Mr. Girard and family members, 2,849 shares held in Mr. Girard's 401(k) retirement plan and 8,376 shares subject to currently exercisable options.

(8) Includes 11,150 shares owned jointly by Mr. Kenney with his wife, 2,332 shares held in Mr. Kenney's 401(k) retirement plan and 16,000 shares subject to currently exercisable options.

(9) Includes 720 shares owned jointly by Mr. Morrow with his wife and 7,000 shares subject to currently exercisable options. Does not include 2,190 stock units allocated to Mr. Morrow's account pursuant to the Company's deferred compensation plan for directors.

(10) Includes 35,500 shares owned jointly by Mr. Pszenny with his wife, 3,000 shares held by his IRA, 1,000 shares held by his wife, 1,000 shares held as custodian for his minor child, 2,000 shares owned by his children as to which shares Mr. Pszenny disclaims beneficial ownership and 15,000 shares subject to currently exercisable options. Does not include 2,270 stock units allocated to his account pursuant to the Company's deferred compensation plan for directors.

(11) Includes 25,000 shares held by Mr. Tinti's IRA and 5,000 shares subject to currently exercisable options.

(12) Includes 181,294 shares subject to currently exercisable options held by all directors and executive officers as a group.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of copies of such forms furnished to the Company, the Company believes that during 2000 all Section 16(a) filing requirements applicable to its officers, directors, and greater-than-10% beneficial owners were complied with, except that the Form 3s filed by Michael Allard and Mark Foley were not timely filed.

                         INFORMATION CONCERNING AUDITORS

     The Board of Directors has not yet selected an independent accountant to audit the Company's financial statements for the current fiscal year. The Audit Committee intends to meet in May 2001 to recommend to the Board the selection of the Company's independent auditor for the 2001 fiscal year.

     The firm of Baker Newman & Noyes LLC served as the Company's auditors during the past fiscal year. A representative of Baker Newman & Noyes LLC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Audit Fees

     The aggregate fees billed by Baker, Newman & Noyes LLC for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $62,895.

     Financial Information Systems Design And Implementation Fees

     Baker Newman & Noyes LLC billed no fees for professional services rendered to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

     All Other Fees

     The aggregate fees billed by Baker Newman & Noyes LLC for services rendered to the Company during the fiscal year ended December 31, 2000 other than for the services described above under "Audit Fees" were $14,715. The Audit Committee has determined that the provision of such services is compatible with maintaining the independence of Baker Newman & Noyes LLC.

                                  SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone, telecopier or similar means. The Company will also request persons, firms and corporations holding shares which are beneficially owned by others to send proxy materials to and obtain proxy instructions from such beneficial owners. The Company will reimburse those holders for their reasonable expenses.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     In order to be included in proxy materials for the 2002 annual meeting of stockholders or special meeting in lieu thereof, qualifying stockholder proposals must be delivered to the Company at its principal executive offices on or before November 29, 2001. Any such proposals should be mailed to: Clerk, Ipswich Bancshares, Inc., 23 Market Street, Ipswich, Massachusetts 01938.

     In addition, Section 2 of Article II of the Company's by-laws requires that a stockholder who wishes to propose an item of business for consideration at the annual meeting must provide notice of such item of business to the Company at its principal executive offices not less than 60 days nor more than 150 days before the date for such meeting. For next year's scheduled annual meeting, the deadline for submission of notice is February 23, 2002. Section 3 of Article III of the by-laws imposes the same deadline on the nomination by a stockholder of a candidate for election to the Board of Directors. Any proposal or nomination submitted after February 23, 2002 will be untimely. The by-laws contain a number of other substantive and procedural requirements which should be reviewed by any interested stockholder. A copy of the Company's By-Laws will be provided to any stockholder of the Company at no cost upon written request to the Clerk of the Company.

     At the 2002 annual meeting of stockholders or special meeting in lieu thereof, the persons named as proxies in the Company's proxy for the meeting may vote the proxy in their discretion on any proposal received by the Company after February 12, 2002.

                                  MISCELLANEOUS

     The Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any business that may properly be presented at the Annual Meeting, other than the matters specifically listed in the Notice of Annual Meeting of Stockholders. No stockholder proposals or stockholder nominee was submitted timely to the Company. However, if any other business is properly presented, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                                                                   Appendix A

                             AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board to assist the Board in monitoring the (1) integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements and (3) independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq National Market. The members of the Audit Committee shall be appointed by the Board.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall --

     1. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

     2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     4. Review with management and the independent auditor, the Company's quarterly financial statements prior to the release of the quarterly Form 10-Q.

     5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6.   Review  major  changes  to  the  Company's   auditing  and  accounting
          principles and practices as suggested by the independent auditor, internal auditors or management.

     7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

     8.   Approve the fees to be paid to the independent auditor.

     9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

     10. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     11. Review the appointment and replacement of the internal auditing outsourcing firm.

     12. Review significant reports to management prepared by the internal auditing function and management's responses.

     13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

     14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

     15. Obtain reports from management, the Company's internal auditing firm and the independent auditor that the Company's subsidiaries are in conformity with applicable legal requirements and the Company's Code of Conduct.

     16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

          (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

          (b)  Any changes required in the planned scope of the internal audit.

          (c)  The  internal  audit  department  responsibilities,   budget  and
               staffing.

     18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

     20. Review with legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     21. Review all regulatory reports and management's responses to such for adequacy.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of conduct.

                                      A-2

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